Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions “Summary Historical Consolidated Financial Information,” “Selected Historical Consolidated Financial Information” and “Experts” and to the use of our reports dated (i) March 27, 2003 with respect to the consolidated financial statements and schedules of NTL Incorporated, (ii) May 28, 2003 with respect to the consolidated financial statements and schedules of NTL Europe, Inc. and (iii) May 28, 2003 with respect to the consolidated financial statements and schedules of NTL (Delaware), Inc., all included in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-103135) and related Prospectus of NTL Incorporated (formerly NTL Communications Corp.) for the registration of 7,069,294 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
June 19, 2003